Exhibit 12.1

January 16, 2020

Board of Directors

Scopus Biopharma Inc.

420 Lexington Avenue, Suite 300

New York, New York 10170

RE:     Scopus Biopharma Inc. Opinion Letter

Gentlemen:

We have acted as counsel to Scopus Biopharma Inc., a Delaware corporation (the “Company”), in connection with the Offering Statement on Form 1-A (the “Offering Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the offering of up to 200,000 Series A Units, each Series A Unit consisting of one share par value $0.001 Common Stock (“Common Stock”) and two Series W Warrants, each exercisable for a Series B Unit consisting of one share of Common Stock and a Series Z Warrant, such Series Z Warrant being exercisable for one share of Common Stock. Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Offering Statement.

In connection with our opinion, we have examined the Offering Statement, including the exhibits thereto and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all-natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers of the Company, public officials and other appropriate persons.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) all of the securities being registered in the Offering Statement and issuable by the Company will be validly issued, fully paid and non-assessable. The Series W Warrants and Series Z Warrants constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement filed as of the date hereof and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

By:	/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP